SOLPOWER CORPORATION

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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FULLY DILUTED                  QUARTER ENDED   QUARTER ENDED    YEAR ENDED      YEAR ENDED
                               JUNE 30, 1998   JUNE 30, 1997  MARCH 31, 1998  MARCH 31, 1997
                               -------------   -------------  --------------  --------------
Common Shares outstanding
Beginning of year               17,391,560       9,231,560       9,231,560        3,557,500

Effect of weighting shares:
  Stock Options                          0               0         590,909                0

Issuance of Common Stock         6,000,000       4,160,000       5,160,000        3,550,000

Reverse Split                            0               0               0       (2,845,940)
                               -----------     -----------     -----------      -----------
Weighted average number of
Common Shares and Common
Share equivalents Outstanding   17,891,560      10,271,560      14,982,469        4,261,560
                               ===========     ===========     ===========      ===========

Net Income (Loss) available
for common Stock               $  (433,130)    $   (81,696)    $  (823,158)     $(1,349,026)
                               ===========     ===========     ===========      ===========

Loss per Common and
Common Equivalent Share        $     (0.02)    $    (0.008)    $     (0.05)     $     (0.14)
                               ===========     ===========     ===========      ===========
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